	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FTI Consulting, Inc.
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD 2012 FIRST QUARTER RESULTS

SEGUIN, Texas, May 2, 2012 – Alamo Group Inc. (NYSE: ALG) today reported record results for the first quarter ended March 31, 2012.

Net sales for the first quarter were $155.9 million compared to net sales of $140.7 million for the first quarter of 2011, an increase of 11%. Net income for the quarter was $6.8 million, or $0.56 per diluted share, compared to net income of $5.7 million, or $0.47 per diluted share, for the first quarter of 2011, a 19% increase. The Company's 2012 results include the effect of the acquisition of Tenco, which was completed in October 2011. Tenco contributed $9.4 million to net sales in the first quarter of 2012 and $0.5 million to net income. The 2012 net sales and net income levels were both records for Alamo for a first quarter as the Company benefited from strong growth particularly in its North American Industrial Division.

Net sales in the Industrial Division for the first quarter of 2012 were $64.7 million, a 32% increase compared to net sales of $49.0 million in the first quarter of 2011. The results include the contributions of Tenco outlined above. The Division also benefited from increased sales of its mowing products and vacuum trucks.

Alamo's North American Agricultural Division recorded net sales of $48.3 million in the first quarter of 2012, a 3% decrease compared to net sales of $49.7 million in the prior year's first quarter. The decrease reflected slower growth in the overall U.S. agricultural market and slightly lower preseason sales, which generally make up the majority of this Division's first quarter revenue.

The Company's European Division net sales in the first quarter of 2012 were $42.9 million, an increase of 2% versus $41.9 million in the first quarter of 2011. The Division's sales remained steady despite the continuing economic slowdown affecting many of the Company's markets in Europe.

- more -

ALAMO GROUP ANNOUNCES 2012 FIRST QUARTER RESULTS

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “Following a record year in 2011, we are pleased to start 2012 with another strong quarter. Supported by the acquisition of Tenco, our Industrial Division led the way with solid year-over-year growth. Within this Division, our vegetation maintenance products continued to perform well, aided by recent new product introductions. The Company's snow removal equipment also did well despite the mild winter conditions, and our vacuum trucks and sweepers further contributed to the sales growth in the first quarter.”

“Our Agricultural Division experienced some softening as the rate of growth in the overall U.S. agriculture market slowed compared to stronger levels experienced in 2010 and 2011. For this Division, the first quarter of each year is generally made up of preseason sales of stocking orders from our dealers, and these sales were below the previous year's level as dealers ended 2011 with higher levels of inventory than in recent years. While it is still too early to tell how the season will develop, we expect to benefit from strong commodity prices and healthy levels of farm income as the year progresses. In addition, the drought conditions that have affected parts of Texas and other states in the southeast for the last several years have moderated over recent months.”

“Our European Division also held up well even in challenging economic conditions. Governmental markets continue to be affected by budget constraints and the agricultural sector is experiencing slower growth, similar to our U.S. markets. Yet, we benefited from steady demand for our type of maintenance products which was further helped by increased export sales.”

Mr. Robinson concluded, “Our strong results, during what is one of our seasonally weaker quarters, provide confirmation we are successfully executing on our growth strategies while keeping our costs under control. Our industrial markets should benefit from steady demand for our type of infrastructure maintenance products, despite ongoing governmental budget limitations. And, growing levels of demand for food globally should continue to provide strength to our agricultural markets over the longer term. As a result, we feel good about our prospects for the future.”

- more -

ALAMO GROUP ANNOUNCES 2012 FIRST QUARTER RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, had approximately 2,460 employees and operates eighteen plants in North America and Europe as of March 31, 2012. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

# # #

- more -

ALAMO GROUP REPORTS 2012 FIRST QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/2012	3/31/2011
North American
Industrial	$64,732	$49,033
Agricultural	48,271	49,739
European	42,908	41,943
Total Sales	155,911	140,715

Cost of sales	120,673	108,814
Gross margin	35,238	31,901
	22.6%	22.7%

Operating Expenses	24,245	22,560
Income from Operations	10,993	9,341
	7.1%	6.6%

Interest Expense	(443)	(765)
Interest Income	55	72
Other Income (Expense)	(574)	(147)

Income before income taxes	10,031	8,501
Provision for income taxes	3,246	2,834

Net Income	$6,785	$5,667

Net income per common share:

Basic	$0.57	$0.48

Diluted	$0.56	$0.47

Average common shares:
Basic	11,873	11,832

Diluted	12,027	11,980

Summary Balance Sheet Data

	3/31/2012	3/31/2011
Receivables	170,391	154,614
Inventories	127,989	117,460
Current Liabilities	90,583	89,840
Long Term Debt	53,512	47,021
Equity	287,156	262,733